Exhibit 99.1

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EXPRESSJET REPORTS AUGUST 2007 PERFORMANCE

            HOUSTON, Sept. 11, 2007 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for August 2007 for its ExpressJet Airlines subsidiary.  The results include statistics for both contract and branded operations.  The contract operation consists of flying for Continental Airlines and Delta Air Lines under capacity purchase agreements and the charter or corporate aviation service.  ExpressJet’s branded operation includes flying under its own name and pro-rate flying for Delta Air Lines.

Contract Flying

            During the month, ExpressJet revenue passenger miles (RPM) under contract flying totaled 808 million and available seat miles (ASM) flown were 1,003 million.  ExpressJet's August load factor was 80.6%.  The company flew 68,468 block hours and operated 36,444 departures during the month, as well as completed the transition of the final three aircraft being removed from its capacity purchase agreement with Continental.

Branded Flying

            During the month, ExpressJet branded RPMs totaled 190 million on 298 million ASMs, resulting in an August load factor of 63.8%.  The company flew 16,870 block hours and operated 8,790 departures during the month.  The average stage length in the branded operation was 679 miles.

            ExpressJet also announced during August that in September it would begin additional non-stop service between El Paso, Texas and Tucson, Arizona as well as Bakersfield and Sacramento, California as a part of its ExpressJet Airlines branded network.

About ExpressJet

            ExpressJet Holdings operates numerous divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 175 destinations in North America and the Caribbean with approximately 1,500 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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ExpressJet Reports August 2007 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES PRELIMINARY STATISTICS

Month Ending August 31, 2007	Contract(1)	Branded	System

Revenue Passenger Miles (RPM) (millions)	808	190	999

Available Seat Miles (ASM) (millions)	1,003	298	1,303

Passenger Load Factor	80.6%	63.8%	76.7%

Block Hours	68,468	16,870	85,435

Departures	36,444	8,790	45,291

Stage Length (miles)	568	679	589

(1) Excludes charter since statistics on charter airplanes do not provide meaningful data for forecasting and are not reviewed by management.

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